Marybeth Csaby David Burke KCSA Strategic Communications 212-896-1236 / 1258 mcsaby@kcsa.com/ dburke@kcsa.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

CHYRON REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2007

Record revenue of $9.3 million for the quarter and $32.3 million for the full year;

Record net income of $2.1 million for the quarter and $3.7 million for the full year;

Doubled pre-tax income in each of the last three years.

MELVILLE, N.Y. - MARCH 13, 2008 - Chyron (AMEX: CGS), the leading digital graphics solutions provider for On Air, Online, Out of Home and Mobile applications, today announced its fourth quarter and full year financial results for 2007

For the fourth quarter ended December 31, 2007, revenue was $9.3 million, an increase of 46% from $6.4 million in the fourth quarter of 2006. Operating income for the quarter was $1.2 million compared to $27K in the fourth quarter of 2006 and net income for the quarter was $2.1 million, or $0.14 per share, a 19% increase over the $1.8 million, or $0.12 per share, reported for the fourth quarter of 2006.

For the fourth quarter of 2007, revenue from the broadcast graphics business line was $9.1 million, up $2.9 million or 47% over the prior year, and the digital display business had revenue of $0.2 million, consistent with the prior year's fourth quarter. The broadcast graphics business line reported an operating profit of $1.7 million for the fourth quarter, nearly a three-fold increase over the $0.6 million reported for fourth quarter 2006, and the digital displays business line reported an operating loss of $0.5 million, down $0.1 million from the $0.6 million operating loss reported for fourth quarter 2006.

For the year ended December 31, 2007, the Company achieved revenue of $32.3 million, an increase of 23% from $26.3 million in the year ago period. Operating income doubled to $2.6 million for 2007 as compared to $1.3 million for the year 2006. Net income was $3.7 million, or $0.24 per share, compared to net income of $3.1 million, or $0.22 per share, for 2006.

On a full year basis, the broadcast graphics business line reported revenue of $31.4 million, a 24% increase over the prior year, and the digital displays business line reported revenue of $0.9 million consistent with the prior year. The broadcast graphics business line reported an operating profit of $4.5 million, up $1.3 million or 41% over 2006, whereas the digital displays business line reported an operating loss of $1.9 million consistent with 2006.

Included in full year and fourth quarter 2007 results was a $0.9 million tax benefit from the reversal of net deferred tax assets valuation allowances, as compared to a $1.7 million tax benefit in the full year and fourth quarter 2006 results.

Michael Wellesley-Wesley, Chyron President and CEO, commented, "2007 was a strong year for us as we achieved record revenue, having increased 23% over the prior year period. However, the real story lies in the second six months of 2007 when revenue was up 41% over the equivalent prior year period. These increases reflect strong demand right across our broadcast graphics product line, especially overseas where our European revenue was up 45%, as compared to 2006, while the rest of our international markets experienced a year over year revenue increase of 66%. These increases reflect significant market share gains and we anticipate making further progression in these efforts during the course of 2008."

"In January 2008 we announced the purchase of AXIS Graphics and the launch of Chyron Online. We expect AXIS to become the core growth engine for Chyron, as its game changing technology both transforms the way we do business with our traditional media customers and opens up brand new markets with significant growth potential. At a minimum, we believe Chyron's addressable market opportunity has quadrupled from $200 million per year to $800 million per year. Our main objective now is to execute our growth strategy so we can capitalize on this opportunity. We plan to launch an entire suite of AXIS web-based services at the NAB tradeshow in April. Early adopters will certainly come from our traditional customer base but soon after, the utility and ease of use of the AXIS content creation platform will come to be appreciated across the entire range of Online Media Enterprises," added Mr. Wellesley-Wesley.

Webcast of Earnings Conference Call

Chyron Corporation management will host a conference call on Thursday, March 13, 2008, at 10:00 AM Eastern Time. Participants who wish to participate over the Internet may access the call at www.chyron.com or www.earnings.com. Web participants are encouraged to go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

Participants who wish to participate using the telephone may go to https://www.theconferencingservice.com/prereg/key.process?key=PXRHJGB8U to pre-register. Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference. Pre-registration takes only a few moments and you may pre-register at any time, including up to and after the call start time. Upon pre-registering you will be provided with a confirmation with the dial-in telephone numbers, participant pass code and your unique PIN.

Alternatively, if you would rather be placed into the call by an operator, please call, at least 15 minutes prior to the call start time, 888.680.0893 (US and Canada) or 617.213.4859 (International) and refer to pass code 96025131. The replay numbers are 888.286.8010 (US and Canada) or 617.801.6888 (International), and pass code is 81482746; the online archives will be available shortly after the conclusion of the call on both sites. Each replay will continue for seven days, through March 20.

About Chyron

Chyron continues to define and dominate the world of digital and broadcast graphics with Web, Mobile, HD, 3D, and newsroom integration solutions. Winner of numerous awards, including two Emmys, Chyron has proven itself as the undisputed leader in the industry with sophisticated graphics offerings that include Online, Chyron's AXIS Graphics online content creation software, HD/SD switchable on-air graphics systems, clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions, the award-

winning WAPSTR mobile phone newsgathering application, as well as digital signage. For more information about Chyron products and services please visit the company websites at www.chyron.com, www.chytv.com and www.axisgraphics.tv (AMEX: CGS).

Forward-looking Statement

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, and expansion into new markets.

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- TABLE FOLLOWS -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In U.S. dollar thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales	$ 9,302	$ 6,374	$32,327	$26,246
Gross profit	6,418	4,171	22,031	17,641
Operating expenses:
Selling, general and administrative	3,971	3,024	14,436	12,298
Research and development	1,240	1,120	4,972	4,041
Total operating expenses	5,211	4,144	19,408	16,339
Operating income	1,207	27	2,623	1,302
Interest and other income (expense), net	71	77	268	127
Income before income taxes	1,278	104	2,891	1,429
Income tax benefit, net	862	1,692	824	1,692
Net income	$ 2,140	$ 1,796	$ 3,715	$ 3,121

Net income per common share -
Basic	$ .14	$ .12	$ .24	$ .22
Diluted	$ .13	$ .11	$ .23	$ .21

Weighted average number of common and
common equivalent shares outstanding -
Basic	15,293	15,210	15,240	14,166
Diluted	16,363	15,981	16,099	15,049

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